[LETTERHEAD OF ROTHSTEIN KASS]

September 11, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

Re: Xcel Brands, Inc. (Commission File No. 0-21419)

We have read the statements that we understand Xcel Brands, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Rothstein Kass

Rothstein Kass